Exhibit 99.1

Allakos Announces Positive Phase 2 Results for AK002 in Patients with Xolair Refractory Chronic Spontaneous Urticaria and Provides Additional Data from Chronic Urticaria Study Cohorts

-- 55% (6/11) response rate by UCT in Xolair Refractory CSU patients --

-- 49% reduction in UAS7 in Xolair Refractory CSU patients --

-- 77% (10/13) complete hive response by HSS7 in Xolair Naïve CSU patients --

-- 54% (7/13) complete itch response by ISS7 in Xolair Naïve CSU patients --

-- 54% (7/13) complete response by UAS7 in Xolair Naïve CSU patients --

-- 100% (7/7) complete response in PCE test in Cholinergic Urticaria patients --

-- 50% response in Fric Test in Symptomatic Dermographism patients --

REDWOOD CITY, Calif., February 11, 2019 – Allakos Inc. (NASDAQ: ALLK), a biotechnology company developing AK002 for the treatment of eosinophil and mast cell related diseases, today announced positive Phase 2 results for AK002 in patients with Xolair refractory chronic spontaneous urticaria (CSU). The Xolair failure cohort enrolled 11 patients who failed to have an adequate response to prior Xolair treatment. Patients in this cohort had received an average of 10 months of Xolair treatment at doses as high as 600 mg per month. The primary efficacy endpoint was change from baseline in Urticaria Control Test (UCT) assessed at week 22, two weeks after the last dose of AK002.

“The results seen in the Xolair failure cohort are remarkable,” said principal investigator of the study, Dr. Marcus Maurer, M.D., Professor of Dermatology and Allergy at Charité University in Berlin. “These patients did not achieve symptom control on Xolair, which is why bringing them into control and significantly reducing their disease activity is a major accomplishment. The results from across cohorts in this Phase 2 study suggest that AK002 could provide a benefit in patients with multiple forms of urticaria, including those refractory to Xolair treatment.”

Robert Alexander, CEO of Allakos, said, “We are very excited by these results because these patients did not respond to Xolair, despite prolonged dosing, and in many cases, at doses higher than indicated on the label. Six of eleven patients reported significant improvements by UCT and the mean decrease in UAS7 was 49 percent. These results, along the with the responses seen in the Xolair naïve, cholinergic and symptomatic dermographism cohorts, suggest that AK002 could be a front-line option for patients with antihistamine refractory urticaria.”

The Xolair failure cohort enrolled 11 patients who failed to have an adequate response to prior Xolair treatment. Patients in this cohort had received an average of 10 months of Xolair treatment at doses as high as 600 mg per month. Patients were required to discontinue Xolair for at least two months before screening but could continue H1 antihistamines at doses of up to four times the labeled dosage throughout the screening period and study. Baseline symptom scores, as measured by Urticaria Control Test (UCT) and Urticaria Activity Score (UAS7)* were collected over the 4-week screening period. Patients with baseline UCT scores of less than 12, indicative of poorly-controlled urticaria, were enrolled in the study and treated with an initial AK002 dose of 0.3 mg/kg at baseline, followed by a dose of 1.0 mg/kg on day 28, and then received monthly doses of either 1.0 or 3.0 mg/kg, depending on response, for up to six doses. The primary efficacy endpoint was change from baseline in UCT assessed at week 22, two weeks after the last dose of AK002.

AK002 was generally well tolerated. The most common adverse event was mild to moderate infusion-related reactions (flushing, feeling of warmth, headache, nausea, and dizziness) which occurred mostly during the first infusion.

Efficacy data from the Xolair failure cohort are presented below; more detailed results from the study will be presented at an upcoming medical conference.

Xolair Failure Chronic Spontaneous Urticaria Cohort	Baseline	Week 22
Average UCT Score	3.7	8.5
UCT Complete Response	-	4/11 (36%)
UCT Partial Response	-	2/11 (18%)
UCT No Response	-	5/11 (45%)
Average UAS7	28.7	14.7 (-49%)

*UCT and UAS7 are established patient reported outcome scales for assessing urticaria control and measuring key symptoms. UCT is a scale between 0 and 16, with higher scores indicating greater urticaria control, and UAS7 is a scale between 0 and 42, with lower scores indicating improvement of symptoms. UCT Complete response was defined as a greater than a 3-point improvement from baseline and a score greater than 12. UCT Partial response was defined as a greater than a 3-point improvement from baseline.

Xolair Failure Chronic Spontaneous Urticaria Cohort: Change from Baseline in UAS7

Xolair Failure Chronic Spontaneous Urticaria Cohort	Baseline	Week 22
Proportion with UAS7 ≤ 6	0%	2/11 (18%)
Proportion with UAS7 = 0	0%	1/11 (9%)
Proportion with ISS7 = 0	0%	1/11 (9%)
Proportion with HSS7 = 0	0%	1/11 (9%)

Additional Data from Chronic Urticaria Study Cohort

The Company also released data showing that high proportions of patients receiving AK002 achieved UAS7 = 0, HSS7 = 0, ISS7 = 0 in the Xolair Naïve cohort and that high proportions of patients had negative provocation test results in the cholinergic urticaria and symptomatic dermographism cohorts.

Xolair Naïve CSU Cohort (N=13)	Baseline	Week 22
Average UCT Score	3.2	14.2
UCT Complete Response	-	12/13 (92%)
UCT Partial Response	-	0/13 (0%)
UCT No Response	-	1/13 (8%)
Average UAS7 Score	18.5	4.6 (-75%)
Proportion with UAS7 ≤ 6	0%	8/13 (62%)
Proportion with UAS7 = 0	0%	7/13 (54%)
Proportion with ISS7 = 0	0%	7/13 (54%)
Proportion with HSS7 = 0	0%	10/13 (77%)

Cholinergic Urticaria Cohort (N=11)	Baseline	Week 22
Average UCT Score	5.4	11.8
UCT Complete Response	-	9/11 (82%)
UCT Partial Response	-	0/11 (0%)
UCT No Response	-	2/11 (18%)
Pulse Control Ergometry (PCE) Exercise Test Negative[1]	0%	7/7 (100%)

Symptomatic Dermographism Cohort (N=10)	Baseline	Week 22
Average UCT Score	5.7	9.1
UCT Complete Response	-	4/10 (40%)
UCT Partial Response	-	3/10 (30%)
UCT No Response	-	3/10 (30%)
FRIC Test Itch Negative	0%	5/10 (50%)
FRIC Test Hives Negative (Critical Friction Threshold)	0%	4/10 (40%)

1Seven patients had positive pce tests at entry

About the Phase 2 Chronic Urticaria Study

The open-label Phase 2 study was conducted at four sites in the U.S. and Germany. The study enrolled 45 patients with uncontrolled chronic urticaria with a UCT score less than 12 despite treatment with H1 antihistamines at doses up to four times the labeled dosage. Patients were enrolled in four cohorts depending on the form of urticaria and prior treatment: chronic spontaneous urticaria Xolair naïve (N=13), chronic spontaneous urticaria Xolair failures (N=11), cholinergic urticaria (N=11) and symptomatic dermographism (N=10). Antihistamine medication was maintained throughout the screening period and study. Baseline symptom scores, including UCT, were collected over a 4-week screening period. Patients with baseline UCT scores of less than 12 were enrolled in the study and treated with up to six doses of AK002 given monthly. Patients received an initial dose of 0.3 mg/kg, 1.0 mg/kg on day 28, and then received monthly doses of either 1.0 or 3.0 mg/kg for a total of six doses. Efficacy was assessed at week 22 using the urticaria control test (UCT) and UAS7 (for patients with chronic spontaneous urticaria only).

About Chronic Urticarias

Chronic urticarias are a group of inflammatory skin diseases that are believed to be caused by the inappropriate activation of the mast cells in the skin. Symptoms of urticaria include severe itching, hives, and edema with symptoms lasting for many years. Whereas there is no identified trigger for chronic spontaneous urticaria, other chronic urticarias are caused by triggers such as physical contact with the skin (symptomatic dermographism), or passive or active increases in body temperature (cholinergic urticaria). It has been estimated that 0.5 to 1.0 percent of the U.S. population suffers from a form of chronic urticaria. First-line treatment consists of H1 antihistamine medication, however a significant number of patients do not receive adequate benefit even at four times the labeled dose. Xolair is the only agent approved for antihistamine refractory chronic spontaneous urticaria but is not indicated for other forms of chronic urticaria. Allakos estimates that approximately 200,000 to 500,000 patients with severe, uncontrolled chronic urticaria could be candidates for therapy with AK002.

About Allakos
Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, AK002, targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. AK002 has completed two Phase 1 trials, one in healthy volunteers and a single ascending dose trial in patients with indolent systemic mastocytosis, and one Phase 2 trial in patients with chronic urticaria. AK002 demonstrated pharmacodynamic activity in trials and in the trials involving patients with chronic urticaria and indolent systemic mastocytosis, patients reported improvements in their symptoms. AK002 is being tested in a double-blind, placebo-controlled Phase 2 trial for the treatment of eosinophilic gastritis and eosinophilic gastroenteritis. In addition, Allakos is conducting multiple-dose trials with AK002 in indolent systemic mastocytosis and severe allergic conjunctivitis. For more information, please visit the Company's website at www.allakos.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, the timing of top-line results from Allakos’ ongoing clinical trials. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ early stages of clinical drug development; Allakos’ ability to timely complete clinical trials for, and if approved, commercialize AK002, its lead compound; Allakos’ ability to obtain required regulatory approvals for its product candidates; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of later-stage clinical trials, regardless of the outcomes of preclinical testing and early-stage trials; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond AK002; Allakos’ ability to obtain additional capital to finance its operations; and other important risk factors set forth in Allakos’ Registration Statement on Form S-1 that is on file with the Securities and Exchange Commission (“SEC”) and the prospectus dated July 18, 2018 relating to its initial public offering of common stock, Allakos’ Form 10-Q filed with the SEC on November 8, 2018, and Allakos’ future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, COO, CFO	Denise Powell
ir@allakos.com	denise@redhousecomms.com